News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS JANUARY 2009
OPERATIONAL PERFORMANCE
HOUSTON, Feb. 2, 2009 – Continental Airlines (NYSE: CAL) today reported a January consolidated (mainline plus regional) load factor of 73.2 percent, 3.6 points below the January 2008 consolidated load factor, and a mainline load factor of 74.0 percent, 3.4 points below the January 2008 mainline load factor.  In addition, the carrier reported a domestic mainline January load factor of 76.6 percent, 3.0 points below the January 2008 domestic mainline load factor, and an international mainline load factor of 71.7 percent, 3.4 points below January 2008.

During the month, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 77.4 percent and a mainline segment completion factor of 99.3 percent.

In January 2009, Continental flew 6.4 billion consolidated revenue passenger miles (RPMs) and 8.8 billion consolidated available seat miles (ASMs), resulting in a consolidated traffic decrease of 11.0 percent and a capacity decrease of 6.5 percent as compared to January 2008. In January 2009, Continental flew 5.8 billion mainline RPMs and 7.8 billion mainline ASMs, resulting in a mainline traffic decrease of 10.8 percent and a mainline capacity decrease of 6.7 percent as compared to January 2008. Domestic mainline traffic was 2.8 billion RPMs in January 2009, down 14.6 percent from January 2008, and domestic mainline capacity was 3.7 billion ASMs, down 11.2 percent from January 2008.

For January 2009, consolidated passenger revenue per available seat mile (RASM) is estimated to have decreased between 5.0 and 6.0 percent compared to January 2008, while mainline passenger RASM is estimated to have decreased between 3.5 and 4.5 percent compared to January 2008.

For December 2008, consolidated passenger RASM increased 4.0 percent compared to December 2007, while mainline passenger RASM increased 4.9 percent compared to December 2007.

Continental’s regional operations had a January load factor of 66.5 percent, 6.0 points below the January 2008 regional load factor. Regional RPMs were 648.5 million and regional ASMs were 976.0 million in January 2009, resulting in a traffic decrease of 12.8 percent and a capacity decrease of 4.9 percent versus January 2008.

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,800 daily departures throughout the Americas, Europe and Asia, serving 135 domestic and 132 international destinations. More than 650 additional points are served via alliance partners.  With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year.

Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.  For the fifth consecutive year, FORTUNE magazine named Continental the No. 1 World’s Most Admired Airline on its 2008 list of World’s Most Admired Companies. For more company information, go to continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2007 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company’s high leverage, the significant volatility in the cost of aircraft fuel, the company’s transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

PRELIMINARY TRAFFIC RESULTS
JANUARY	2009	2008	Change
REVENUE PASSENGER MILES (000)
Domestic	2,845,229	3,330,502	-14.6	Percent

International	2,934,385	3,145,738	-6.7	Percent
Transatlantic	1,316,265	1,469,833	-10.4	Percent
Latin America	1,060,217	1,036,253	2.3	Percent
Pacific	557,903	639,652	-12.8	Percent

Mainline	5,779,614	6,476,240	-10.8	Percent
Regional	648,543	743,921	-12.8	Percent
Consolidated	6,428,157	7,220,161	-11.0	Percent
AVAILABLE SEAT MILES (000)
Domestic	3,715,726	4,182,971	-11.2	Percent

International	4,094,507	4,187,116	-2.2	Percent
Transatlantic	2,033,485	2,058,984	-1.2	Percent
Latin America	1,327,087	1,274,060	4.2	Percent
Pacific	733,935	854,072	-14.1	Percent

Mainline	7,810,233	8,370,087	-6.7	Percent
Regional	975,959	1,025,893	-4.9	Percent
Consolidated	8,786,192	9,395,980	-6.5	Percent
PASSENGER LOAD FACTOR
Domestic	76.6 Percent	79.6 Percent	-3.0	Points

International	71.7 Percent	75.1 Percent	-3.4	Points
Transatlantic	64.7 Percent	71.4 Percent	-6.7	Points
Latin America	79.9 Percent	81.3 Percent	-1.4	Points
Pacific	76.0 Percent	74.9 Percent	1.1	Points

Mainline	74.0 Percent	77.4 Percent	-3.4	Points
Regional	66.5 Percent	72.5 Percent	-6.0	Points
Consolidated	73.2 Percent	76.8 Percent	-3.6	Points
ONBOARD PASSENGERS
Mainline	3,384,402	3,893,304	-13.1	Percent
Regional	1,179,564	1,339,581	-11.9	Percent
Consolidated	4,563,966	5,232,885	-12.8	Percent
CARGO REVENUE TON MILES (000)
Total	63,121	82,338	-23.3	Percent

PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
JANUARY	2009	2008	Change
On-Time Performance [1]	77.4%	74.7%	2.7	Points
Completion Factor [2]	99.3%	99.3%	-	Points
December 2008 year-over-year consolidated RASM change			4.0	Percent
December 2008 year-over-year mainline RASM change			4.9	Percent
January 2009 estimated year-over-year consolidated RASM change			(5.0) - (6.0)	Percent
January 2009 estimated year-over-year mainline RASM change			(3.5) - (4.5)	Percent
January 2009 estimated average price per gallon of fuel, including fuel taxes			1.96	Dollars
First Quarter 2009 estimated average price per gallon of fuel, including fuel taxes			1.99	Dollars

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Segment Completion Percentage

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